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As Filed with the Securities and Exchange Commission on February 10, 2004

Registration No. 333-110723

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cherokee International Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation of Organization)	3679 (Primary Standard Industrial Classification Code Number)	95-4745032 (I.R.S. Employer Identification Number)

2841 Dow Avenue
Tustin, California 92780
(714) 544-6665
(Address, Including Zip Code, and Telephone Number Including Area Code, of Registrant's Principal Executive Offices)

Jeffrey M. Frank
President and Chief Executive Officer
Cherokee International Corporation
2841 Dow Avenue
Tustin, California 92780
(714) 544-6665
(Name, Address, Including Zip Code, and Telephone Number Including Area Code, of Agent For Service)

Copies to:
Jeffrey H. Cohen, Esq. Jennifer A. Bensch, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000	Cynthia A. Rotell, Esq. Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 (213) 485-1234

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        The purpose of this Amendment No. 3 to the Form S-1 Registrant Statement is to file and add additional exhibits. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The prospectus, financial statements and valuation and qualifying accounts are unchanged and have been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and The NASDAQ National Market application fee.

SEC registration fee	$9,304
NASD filing fee	12,000
The NASDAQ National Market application fee	100,000
Accounting fees and expenses	500,000
Legal fees and expenses	750,000
Printing and engraving expenses	300,000
Transfer agent fees and expenses	30,000
Miscellaneous fees and expenses	298,696

Total	$2,000,000

*
To be completed by amendment.

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to Cherokee International Corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

        Article Fifth of Cherokee International Corporation's certificate of incorporation provides that a director of Cherokee International Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. In addition, Article Seventh of Cherokee International Corporation's certificate of incorporation provides that the Corporation shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

        Article VIII, Section 8 of the bylaws of Cherokee International Corporation provides that the Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust employee benefit plan or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the bylaws of the Corporation.

        Prior to the completion of this offering, we intend to enter into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. We have also obtained directors' and officers' liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Item 15. Recent Sales of Unregistered Securities

        In July 2003, we issued 140,677 shares of common stock to 13 management employees of Cherokee and its subsidiaries, in consideration of such employees' past service to us or our subsidiaries, as applicable, during the third quarter of 2003. The value of the consideration deemed received by us for each share issued was $0.039 per share, in accordance with Delaware law. These securities were issued pursuant to an employee benefit plan, in a transaction exempt from the registration requirements of the Securities Act in reliance upon Rule 701 of the Securities Act.

        In July 2003, we issued options to purchase 613,466 shares of common stock to four directors, four executive officers and one management employee, all of whom Cherokee determined were "accredited investors" within the meaning of the Securities Act. Each option has an exercise price of $5.85 per share. These options were issued pursuant to our 2002 Stock Option Plan, in a transaction exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

        In November 2002, we conducted an exchange offer with the holders of our 10 1/2% senior subordinated notes pursuant to which we issued, at each note holder's option, (1) units consisting of 5 1/4% senior notes and warrants to purchase our common stock, or (2) 12% senior convertible notes, in each case in exchange for $100 million aggregate principal amount of our senior subordinated notes. As a result of the exchange offer, we issued approximately $46.6 million aggregate principal amount of our 5 1/4% senior notes and warrants to purchase approximately 1.6 million shares of our common stock, and approximately $53.4 million aggregate principal amount of our 12% senior convertible notes. These securities were issued in a transaction exempt from the registration requirements of the Securities Act in reliance on Section 3(a)(9) of the Securities Act.

        In November 2002, concurrently with the exchange offer, we issued approximately $41.0 million in second lien notes and warrants to purchase approximately 2.4 million shares of our common stock to eight accredited investors as part of a recapitalization of our then-existing debt. These securities were issued in a transaction exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

        In November, 2002, concurrently with the exchange offer, we reorganized from a California limited liability company into a Delaware corporation. Prior to the reorganization, Cherokee International LLC had issued and outstanding 89,146 Class A Units and 9,239,760 Class B Units, for a total of 9,328,906 units. As part of the plan of merger from a limited liability company into a Delaware corporation, each unit was converted into .86666 fully paid and nonassessable shares of common stock. After consummation of the transaction, the then-existing owners of the limited liability company held 2,073,077 shares of our common stock. These shares of common stock were issued to 23 holders, some of which Cherokee determined were not "accredited investors" within the meaning of the Securities Act, in a transaction exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act. Each of the unitholders who received shares of common stock in the reorganization was provided with information comparable to that which would have been included in a registration statement filed under the Securities Act and were provided with an opportunity to ask questions of Cherokee with respect to the transaction. In addition, each unitholder had previously agreed, pursuant to the terms of our then-existing Operating Agreement, to cooperate as required to facilitate the conversion of Cherokee into a corporation in the manner determined appropriate by the Management Committee, as provided therein.

Item 16.

(a)
Exhibits

Exhibit No.	Document
1.1	Form of Underwriting Agreement*
2.1	Stock Purchase Agreement, dated as of May 24, 2000, by and between Cherokee International, LLC, and Panta Electronics B.V.(1)
2.2	Agreement and Plan of Merger, dated as of November 26, 2002, by and between Cherokee International, LLC and Cherokee International Corporation(1)
3.1	Form of Restated Certificate of Incorporation of Cherokee International Corporation(3)
3.2	Form of Amended and Restated By-Laws of Cherokee International Corporation(3)
3.3	Specimen of stock certificate for common stock*
4.1	Indenture, dated as of November 27, 2002, between Cherokee International Corporation, as issuer, and U.S. Bank, N.A., as trustee, relating to the 5 1/4% Senior Notes due 2008(1)
4.2	Form of 5 1/4% Senior Notes due 2008(1)
4.3	Stockholders Agreement, dated as of November 27, 2002, by and among the Cherokee International Corporation and its Security Holders party thereto(2)
4.4	Registration Rights Agreement, dated as of February, 2004, by and among Cherokee International Corporation and the parties signatories thereto*
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, related to the shares of common stock being sold in the initial public offering(2)
10.1	Lease Agreement, dated as of April 30, 1999, by and between Ganpat I. Patel and Manju G. Patel, Trustees of the Patel Family Trust dated July 17, 1987, as to an undivided two-thirds interest, and Kenneth O. King and Arlene King, husband and wife as joint tenants, as to an undivided one-third interest, as tenants in common, and Cherokee International Corporation(1)
10.2	Amended and Restated Credit Agreement, dated as of November 27, 2002, by and among Cherokee International Corporation, as borrower, and Heller Financial Inc., as agent and lender, and the lenders party thereto(1)
10.3	Waiver and First Amendment to Amended and Restated Credit Agreement, dated as of June 30, 2003, by and among Cherokee International Corporation, Heller Financial, Inc., as agent and lender, and the lenders party thereto(1)
10.4	Credit Agreement, dated as of November 27, 2002, by and among Cherokee International Corporation, as borrower, and GSC Partners Gemini Fund Limited, as lender, U.S. Bank, N.A., as agent, and the lenders party thereto(1)

10.5	Waiver and First Amendment to Credit Agreement, dated as of June 30, 2003, by and among Cherokee International Corporation, GSC Partners Gemini Fund Limited, as lender, and the lenders party thereto(1)
10.6	Security Agreement, dated as of November 27, 2002, between Cherokee International Corporation and U.S. Bank, N.A., as agent (relating to 5 1/4% Senior Note Indenture)(1)
10.7	Trademark Security Agreement, dated as of November 27, 2002, between Cherokee International Corporation and U.S. Bank, N.A., as agent (relating to 5 1/4% Senior Note Indenture)(1)
10.8	Pledge Agreement, dated as of November 27, 2002, between Cherokee International Corporation and U.S. Bank, N.A., as agent (relating to 5 1/4% Senior Note Indenture)(1)
10.9	Pledge Agreement, dated as of November 27, 2002, between Cherokee Netherlands I B.V. and U.S. Bank, N.A., as agent (relating to 5 1/4% Senior Note Indenture)(1)
10.10	Form of Officer and Director Indemnification Agreement(3)
10.11	2002 Stock Option Plan(1)
10.12	Form of 2002 Stock Option Agreement(1)
10.13	2004 Omnibus Stock Incentive Plan(2)
10.14	Form of 2004 Stock Option Agreement(2)
10.15	2004 Employee Stock Purchase Plan(2)
10.16	Executive Deferred Compensation Plan (and related schedule)(2)
10.17	July 30, 2003 Management Compensatory Arrangements(2)
10.18	February 2004 Stock Plan(3)
10.19	Amended and Restated Pledge Agreement, dated as of November 27, 2002, by and between Cherokee International Corporation and Heller Financial, Inc., as agent (relating to the Amended and Restated Credit Facility)(3)
10.20	Amended and Restated Pledge Agreement, dated as of November 27, 2002, by and between Cherokee Netherlands I B.V. and Heller Financial, Inc., as agent (relating to the Amended and Restated Credit Facility)(3)
10.21	Amended and Restated Security Agreement, dated as of November 27, 2002, by and between Cherokee International Corporation and Heller Financial, Inc., as agent (relating to the Amended and Restated Credit Facility)(3)
10.22	Trademark Security Agreement, dated as of November 27, 2002, by and between Cherokee International Corporation and Heller Financial, Inc., as agent (relating to the Amended and Restated Credit Facility)(3)
21.1	List of Subsidiaries(2)
23.1	Consent of Deloitte & Touche LLP, Independent Auditors*
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1)(2)
23.3	Consent of Kenneth R. Kilpatrick(2)
24.1	Power of Attorney (included on signature page of the Registration Statement)(1)

*
To be filed by subsequent amendment.

(1)
Previously filed with the Form S-1 filed by the Registrant on November 25, 2003.

(2)
Previously filed with Amendment No. 2 to the Form S-1 filed by the Registrant on February 4, 2004.

(3)
Filed herewith.

Item 17. Undertakings

  (a)
  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in "Item 14—Indemnification of Directors and Officers" above, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification by the Registrant against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c)
  The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Cherokee International Corporation has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on February 10, 2004.

CHEROKEE INTERNATIONAL CORPORATION

By:	/s/ JEFFREY M. FRANK
Jeffrey M. Frank President and Chief Executive Officer
Signature	Title	Date

/s/ JEFFREY M. FRANK Jeffrey M. Frank	President, Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2004
/s/ VAN HOLLAND Van Holland	Chief Financial Officer (Principal Financial and Accounting Officer)	February 10, 2004
* Pat Patel	Chairman, Founder and Director	February 10, 2004
* Bud Patel	Executive Vice President and Director	February 10, 2004
* Anthony Bloom	Director	February 10, 2004
* Christopher Brothers	Director	February 10, 2004
* Clark Michael Crawford	Director	February 10, 2004
* Stephen Kaplan	Director	February 10, 2004
* Ian Schapiro	Director	February 10, 2004
*By:	/s/ VAN HOLLAND Van Holland Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Document
1.1	Form of Underwriting Agreement*
2.1	Stock Purchase Agreement, dated as of May 24, 2000, by and between Cherokee International, LLC, and Panta Electronics B.V.(1)
2.2	Agreement and Plan of Merger, dated as of November 26, 2002, by and between Cherokee International, LLC and Cherokee International Corporation(1)
3.1	Form of Restated Certificate of Incorporation of Cherokee International Corporation(3)
3.2	Form of Amended and Restated By-Laws of Cherokee International Corporation(3)
3.3	Specimen of stock certificate for common stock*
4.1	Indenture, dated as of November 27, 2002, between Cherokee International Corporation, as issuer, and U.S. Bank, N.A., as trustee, relating to the 5 1/4% Senior Notes due 2008(1)
4.2	Form of 5 1/4% Senior Notes due 2008(1)
4.3	Stockholders Agreement, dated as of November 27, 2002, by and among the Cherokee International Corporation and its Security Holders party thereto(2)
4.4	Registration Rights Agreement, dated as of February, 2004, by and among Cherokee International Corporation and the parties signatories thereto*
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, related to the shares of common stock being sold in the initial public offering(2)
10.1	Lease Agreement, dated as of April 30, 1999, by and between Ganpat I. Patel and Manju G. Patel, Trustees of the Patel Family Trust dated July 17, 1987, as to an undivided two-thirds interest, and Kenneth O. King and Arlene King, husband and wife as joint tenants, as to an undivided one-third interest, as tenants in common, and Cherokee International Corporation(1)
10.2	Amended and Restated Credit Agreement, dated as of November 27, 2002, by and among Cherokee International Corporation, as borrower, and Heller Financial Inc., as agent and lender, and the lenders party thereto(1)
10.3	Waiver and First Amendment to Amended and Restated Credit Agreement, dated as of June 30, 2003, by and among Cherokee International Corporation, Heller Financial, Inc., as agent and lender, and the lenders party thereto(1)
10.4	Credit Agreement, dated as of November 27, 2002, by and among Cherokee International Corporation, as borrower, and GSC Partners Gemini Fund Limited, as lender, U.S. Bank, N.A., as agent, and the lenders party thereto(1)
10.5	Waiver and First Amendment to Credit Agreement, dated as of June 30, 2003, by and among Cherokee International Corporation, GSC Partners Gemini Fund Limited, as lender, and the lenders party thereto(1)
10.6	Security Agreement, dated as of November 27, 2002, between Cherokee International Corporation and U.S. Bank, N.A., as agent (relating to 5 1/4% Senior Note Indenture)(1)
10.7	Trademark Security Agreement, dated as of November 27, 2002, between Cherokee International Corporation and U.S. Bank, N.A., as agent (relating to 5 1/4% Senior Note Indenture)(1)
10.8	Pledge Agreement, dated as of November 27, 2002, between Cherokee International Corporation and U.S. Bank, N.A., as agent (relating to 5 1/4% Senior Note Indenture)(1)
10.9	Pledge Agreement, dated as of November 27, 2002, between Cherokee Netherlands I B.V. and U.S. Bank, N.A., as agent (relating to 5 1/4% Senior Note Indenture)(1)
10.10	Form of Officer and Director Indemnification Agreement(3)
10.11	2002 Stock Option Plan(1)
10.12	Form of 2002 Stock Option Agreement(1)
10.13	2004 Omnibus Stock Incentive Plan(2)
10.14	Form of 2004 Stock Option Agreement(2)
10.15	2004 Employee Stock Purchase Plan(2)
10.16	Executive Deferred Compensation Plan (and related schedule)(2)
10.17	July 30, 2003 Management Compensatory Arrangements(2)
10.18	February 2004 Stock Plan(3)
10.19	Amended and Restated Pledge Agreement, dated as of November 27, 2002, by and between Cherokee International Corporation and Heller Financial, Inc., as agent (relating to the Amended and Restated Credit Facility)(3)
10.20	Amended and Restated Pledge Agreement, dated as of November 27, 2002, by and between Cherokee Netherlands I B.V. and Heller Financial, Inc., as agent (relating to the Amended and Restated Credit Facility)(3)

10.21	Amended and Restated Security Agreement, dated as of November 27, 2002, by and between Cherokee International Corporation and Heller Financial, Inc., as agent (relating to the Amended and Restated Credit Facility)(3)
10.22	Trademark Security Agreement, dated as of November 27, 2002, by and between Cherokee International Corporation and Heller Financial, Inc., as agent (relating to the Amended and Restated Credit Facility)(3)
21.1	List of Subsidiaries(2)
23.1	Consent of Deloitte & Touche LLP, Independent Auditors*
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1)(2)
23.3	Consent of Kenneth R. Kilpatrick(2)
24.1	Power of Attorney (included on signature page of the Registration Statement)(1)

*
To be filed by subsequent amendment.

(1)
Previously field with the Form S-1 filed by the Registrant on November 25, 2003.

(2)
Previously filed with Amendment No. 2 to the Form S-1 filed by the Registrant on February 4, 2004.

(3)
Filed herewith.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16.
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX